Contact:	BALLY TOTAL FITNESS
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.Ballyfitness.com
Media: Matt Messinger — Tel. (773) 864-6850
Investors: Janine Warell — Tel. (773) 864-6897

FOR IMMEDIATE RELEASE
BALLY TOTAL FITNESS OBTAINS AMENDMENT AND WAIVER FROM SENIOR SECURED LENDERS
CHICAGO, March 30, 2006 — Bally Total Fitness Holding Corporation (NYSE: BFT) today announced that it has obtained an amendment and waiver from the lenders under its $275 million senior secured credit facility that, among other things, extends both time for delivering audited financial statements for the fiscal year ended December 31, 2005, and unaudited financial statements for the quarters ending March 31 and June 30, 2006 while also permitting payment of consent fees to the holders of its 10 1/2% Senior Notes due 2011 (the “Senior Notes”) and its 9 7/8% Senior Subordinated Notes due 2007 (the “Subordinated Notes”).
On March 27, 2006, the Company commenced the necessary consent solicitation process with respect to its Senior Notes and Subordinated Notes. The record date for determining holders eligible to submit consents is March 20, 2006. Noteholders who have already submitted Letters of Consent pursuant to the consent documents distributed on March 27, 2006 are not required to take any action to receive payment of the consent fee in the event the requisite consents are received and the fee becomes payable in accordance with the terms and conditions set forth in Bally’s Consent Solicitation Statements. Noteholders who have not yet delivered consents are asked to submit the previously distributed Letters of Consent in order to consent and receive any consent fees that may be paid by the Company. The consent date is 5:00 p.m., New York City time, on April 7, 2006. As previously announced, holders of approximately 53% of the Subordinated Notes have entered into agreements with Bally to consent to the requested waivers.
Bally has retained MacKenzie Partners, Inc. to serve as the information agent and tabulation agent for the consent solicitation. Questions concerning the consent solicitation or requests for documents may be directed to MacKenzie Partners, Inc., Madison Square Station, P.O. Box 865, New York, New York

10160-1051, Attention: Jeanne Carr. The information agent and tabulation agent may be reached by telephone at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).
This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The solicitation is being made solely pursuant to Bally’s Consent Solicitation Statements and the related Letters of Consent, as supplemented and amended hereby. Other than as expressly set forth herein, this announcement is not a waiver of any of the terms and conditions set forth in Bally’s Consent Solicitation Statements and the related Letters of Consent and is subject thereto in all respects. Notwithstanding Bally’s solicitation of consents, no assurance can be given that an event of default under the indentures will not occur in the future.
About Bally Total Fitness
Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers in the U.S., with nearly 390 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada (R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the outcome of the Company’s exploration of strategic alternatives, for which it has engaged J.P. Morgan Securities Inc. and The Blackstone Group; the ability of the Company to complete its financial statements and required testing of internal controls; the outcome of the SEC and Department of Justice investigations; the disclosure by the Company’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; potential defaults under Bally’s senior credit facility; reporting covenant defaults under Bally’s public indentures and potential defaults and cross-defaults under Bally’s senior credit facility and the Company’s ability to obtain waivers of those defaults; ability to maintain existing or obtain new sources of financing, on acceptable terms or at all, to satisfy the Company’s cash needs and obligations; and other factors described in filings of the Company with the SEC.
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